Exhibit 99.1

Contact: Janet Kirkley,
704-532-3318
—For Immediate Release—

Speedway Motorsports Reports Results for the Three and Six Months

Ended June 30, 2015 and Reaffirms Full Year 2015 Guidance

CONCORD, NC (July 29, 2015) – Speedway Motorsports, Inc. (SMI) (NYSE: TRK) today reported second quarter 2015 total revenues of $179.3 million, adjusted non-GAAP net income of $28.2 million or $0.68 per diluted share, and a GAAP net loss of $32.2 million or $0.78 per diluted share. Six month 2015 total revenues were $264.6 million, adjusted non-GAAP net income was $30.2 million or $0.73 per diluted share, and the GAAP net loss was $36.6 million or $0.89 per diluted share. The non-GAAP items are further discussed, and reconciled with comparable GAAP amounts, below. The non-GAAP results were within management’s expectations, and SMI reaffirmed its full year 2015 earnings guidance of $0.90 to $1.10 per diluted share as further described below.

Management believes many of the Company’s revenue categories continue to be negatively impacted by economic conditions, including underemployment and high food and health-care costs. Also, many parts of the East Coast of the United States experienced a particularly harsh or longer-lasting winter in 2015. Management believes admissions and certain event related revenues and expenses were negatively impacted by poor weather surrounding certain NASCAR racing events held at Atlanta Motor Speedway in the first quarter 2015 and at Bristol Motor Speedway in the second quarter 2015, including its rain delayed Sprint Cup race.

Race schedule changes in 2015 as compared to 2014 are presented below in the Selected Financial Data. Although the same number of major racing events were held in each quarter, the profitability of similar series events, particularly NASCAR Sprint Cup events, can vary substantially because of differences in broadcasting revenues, seating capacity and demand, media markets, weather conditions surrounding our events and other factors.

Second Quarter Comparison

●	Total revenues were $179.3 million in 2015 compared to $175.9 million in 2014
●	Interest expense was $3.6 million in 2015 compared to $5.3 million in 2014 due to debt refinancing transactions
●	After tax impairment charge for other intangible assets and goodwill of $60.5 million or $1.46 per diluted share in 2015
●

After tax accelerated depreciation on damaged and retired assets, involuntary property conversion gain and decrease in accrued interest and penalties on estimated income taxes aggregating $106,000 or $0.00 per diluted share in 2014 on a combined basis

●	Net loss was $32.2 million or $0.78 per diluted share in 2015 compared to net income of $27.2 million or $0.66 per diluted share in 2014
●	Non-GAAP net income was $28.2 million or $0.68 per diluted share in 2015 compared to $27.3 million or $0.66 per diluted share in 2014

Year-to-Date Comparison

●	Total revenues were $264.6 million in 2015 compared to $260.4 million in 2014
●	Items and amounts in 2015 and 2014 as described in the Second Quarter Comparison above
●	After tax loss on early debt redemption and refinancing of $5.3 million or $0.13 per diluted share in 2015
●	After tax interim interest expense associated with early debt redemption of $1.1 million or $0.03 per diluted share in 2015
●	After tax insurance recovery gain of $791,000 or $0.02 per diluted share in 2014
●	Net loss was $36.6 million or $0.89 per diluted share in 2015 compared to net income of $29.1 million or $0.70 per diluted share in 2014
●	Non-GAAP net income was $30.2 million or $0.73 per diluted share in 2015 compared to $28.4 million or $0.69 per diluted share in 2014

Non-GAAP Financial Information and Reconciliation

Net income or loss and diluted earnings or loss per share as adjusted and set forth below are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to their individual corresponding GAAP basis amounts. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP, all net of taxes. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s operating results.

Management uses the non-GAAP information to assess the Company’s operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information is not intended to be considered independent of or a substitute for results prepared in accordance with GAAP. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income or loss or diluted earnings or loss per share, determined in accordance with GAAP. Individual quarterly per share amounts may not be additive due to rounding. Amounts below are in thousands except per share amounts.

	Three Months Ended		Six Months Ended
	June 30:		June 30:
	2015	2014	2015	2014
	(in thousands, except per share amounts)
Consolidated net (loss) income using GAAP	$(32,224)	$27,199	$(36,623)	$29,066
Impairment of other intangible assets and goodwill	60,458	--	60,458	--
Loss on early debt redemption and refinancing	--	--	5,266	--
Interim interest expense	--	--	1,062	--
Non-recurring insurance recovery gain, net of accelerated depreciation on damaged assets	--	411	--	(380)
Accelerated depreciation on retired assets	--	712	--	712
Gain from involuntary property conversion	--	(620)	--	(620)
Decrease in accrued interest and penalties on estimated income tax liabilities	--	(397)	--	(397)
Non-GAAP consolidated net income	$28,234	$27,305	$30,163	$28,381

Consolidated diluted (loss) earnings per share using GAAP	$(0.78)	$0.66	$(0.89)	$0.70
Impairment of other intangible assets and goodwill	1.46	--	1.46	--
Loss on early debt redemption and refinancing	--	--	0.13	--
Interim interest expense	--	--	0.03	--
Non-recurring insurance recovery gain, net of accelerated depreciation on damaged assets	--	0.01	--	(0.01)
Accelerated depreciation on retired assets	--	0.02	--	0.02
Gain from involuntary property conversion	--	(0.02)	--	(0.02)
Decrease in accrued interest and penalties on estimated income tax liabilities	--	(0.01)	--	(0.01)
Non-GAAP consolidated diluted earnings per share	$0.68	$0.66	$0.73	$0.69

The Company’s 2015 results reflect non-cash charges aggregating $98.9 million, before income tax benefits of $38.4 million, for impairment of intangible assets related to New Hampshire Motor Speedway (NHMS) and goodwill associated with certain event souvenir merchandising activities.

NHMS was acquired in 2008 largely before the severe economic recession, which has resulted in long-term operating challenges for many major sports. The Company’s annual impairment evaluation was negatively impacted by continuing lowered estimated future cash flows because of slower and weaker economic recovery than previous forecasts and ongoing lower than anticipated revenues for various major racing events held at NHMS. The evaluation also reflected, similar to challenges faced by many major sports, reduced visibility on profit recovery due to factors such as changing demographics, evolving entertainment choices for fans and appealing “at-home viewing” experiences. Also, the evaluation found that certain souvenir merchandising goodwill was impaired because of potentially unfavorable developments associated with NASCAR’s announced industry changes to the trackside merchandising business model.

In the first quarter 2015, the Company issued new Senior Notes due 2023, redeemed all outstanding Senior Notes due 2019, and reflected a non-recurring charge for early redemption premium, unamortized net deferred loan costs and transaction costs, net of issuance premium associated with the former debt arrangement. The new notes were issued before redemption of the former notes because of a favorable interest rate environment and required Company notice of redemption to note holders. Interim interest expense was incurred between respective issuance and redemption of those notes.

Significant 2015 Second Quarter Racing Events

●	Bristol Motor Speedway – NASCAR Food City 500 in Support of Steve Byrnes Sprint Cup and Drive to Stop Diabetes 300 Xfinity Series, and NHRA Thunder Valley Nationals racing events
●	Charlotte Motor Speedway – NASCAR Sprint All-Star Race, Coca-Cola 600 Sprint Cup, Hisense 4K TV 300 Xfinity and North Carolina Education Lottery 200 Camping World Truck Series racing events
●	Las Vegas Motor Speedway – SummitRacing.com NHRA Nationals racing event
●	Sonoma Raceway – NASCAR Toyota/Save Mart 350 Sprint Cup Series racing event
●	Texas Motor Speedway – NASCAR Duck Commander 500 Sprint Cup, O’Reilly Auto Parts 300 Xfinity and WinStar World Casino & Resort 400 Camping World Truck, and IndyCar Firestone 600 Series racing events

2015 Earnings Guidance

The Company reaffirmed that second quarter 2015 results are consistent with its previous full year 2015 earnings guidance of $0.90-$1.10 per diluted share, excluding non-recurring and other special items. The range of earnings guidance reflects the continuing negative impact of uncertain economic conditions, among other factors. Potential higher fuel, health-care and food costs, and continued underemployment could significantly impact our future results. The foregoing guidance excludes charges such as the impairment loss, loss on early debt redemption and refinancing and interim interest expense discussed above.

Dividends and Stock Repurchase Program

During the six months ended June 30, 2015, the Company declared and paid cash dividends of $0.15 per share of common stock each quarter for a combined aggregate of approximately $12.4 million. On July 15, 2015, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock, aggregating approximately $6.2 million, payable on September 4, 2015 to shareholders of record as of August 14, 2015. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

During the six months ended June 30, 2015, the Company repurchased 124,000 shares of common stock for approximately $2.8 million under this program. As of June 30, 2015, the Company has repurchased 4,178,000 shares since adoption of the program in April 2005, and the total number of shares available for future repurchase as currently authorized is 822,000.

Comments

“SMI’s second quarter and year-to-date non-GAAP results reflect stabilizing or improving trends in admissions and many event related revenue categories such as radio broadcasting, luxury suite rentals, camping and hospitality on a year-over-year comparable event basis,” stated Marcus G. Smith, Chief Executive Officer and President of Speedway Motorsports. “Our results were within our expectations, notwithstanding poor weather surrounding Atlanta Motor Speedway’s first quarter and Bristol Motor Speedway’s second quarter NASCAR racing events. Corporate interest and spending trends continue to improve for our first-class venues, and we believe opportunities for renewed growth are better than they have been in years. Most of our NASCAR event sponsorships for 2015, and many for 2016 and beyond, are already sold. Also, we have many other long-term revenue streams already contracted as interest in our other promotional activities and facilities use continues to expand. However, underemployment remains a substantial struggle for many of our core fans, as well as targeted new fans, as some markets continue to recover slower than anticipated. Our focus on attracting families and first-time fans continues to intensify with exciting before and after race entertainment, investing in contemporary interactive digital technology, and broader premium menu and hospitality offerings. As has always been our history, SMI is more committed than ever to delivering our fiercely loyal fans with entertainment value second to none in motorsports.”

O. Bruton Smith, Executive Chairman of Speedway Motorsports stated, “SMI continues to successfully execute on strengthening our long-term financial position with ongoing debt and interest cost reduction, constrained capital spending and other strategic initiatives. Our past investments in first class, premium facilities allow us to focus on providing our unrivaled fans with new appealing entertainment and high-end customer service choices, all for their highest possible enjoyment and value. NASCAR’s ongoing changes and improvements to our sport continue to bring increased on-track racing excitement and competition. The NBC Sports Group and FOX Sports Media Group powerhouses continue to intensify their media coverage and entertainment under the new NASCAR broadcasting rights agreements in place through 2024. We, NASCAR and those media powerhouses are all working hard to capture the next generation of race fans, including our many largely untapped demographic markets. We strongly believe SMI and our sport have tremendous long-term marketing opportunities, and are well positioned for renewed growth and profitability.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. For more information, visit the Company's website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, capital projects and expansion, financing needs, income taxes and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 877-369-6589 (US / Canada / toll-free) or 408-337-0122 (international). The reference number is 92118410. A webcast of the call can be accessed at the Company's website at www.speedwaymotorsports.com under “Event Calendar”. To listen to a playback of the call, you may dial 855-859-2056 or 404-537-3406 beginning at 1:00 PM (ET) July 29th through 11:59 PM (ET) August 12th. The reference number is 92118410. Participating in the call will be Marcus G. Smith, Chief Executive Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data - Unaudited

For The Three and Six Months Ended June 30, 2015 and 2014

(In thousands except per share amounts)

	Three Months Ended		Six Months Ended
STATEMENT OF OPERATIONS DATA	6/30/2015	6/30/2014	6/30/2015	6/30/2014

Revenues:
Admissions	$31,904	$31,084	$50,656	$52,335
Event related revenue	52,979	52,965	75,249	76,972
NASCAR broadcasting revenue	86,479	84,049	122,798	115,746
Other operating revenue	7,959	7,779	15,892	15,366
Total Revenues	179,321	175,877	264,595	260,419
Expenses and Other:
Direct expense of events	34,598	33,498	49,468	49,692
NASCAR event management fees	51,004	49,453	72,623	69,176
Other direct operating expense	5,254	5,150	10,092	9,879
General and administrative	25,453	25,615	48,544	48,651
Depreciation and amortization	13,375	15,359	26,710	28,911
Interest expense, net	3,593	5,326	9,850	10,927
Impairment of other intangible assets and goodwill	98,868	-	98,868	-
Loss on early debt redemption and refinancing	-	-	8,372	-
Other expense (income), net	57	(1,097)	(333)	(2,358)
Total Expenses and Other	232,202	133,304	324,194	214,878
(Loss) Income Before Income Taxes	(52,881)	42,573	(59,599)	45,541
Income Tax Provision	20,657	(15,374)	22,976	(16,475)
Net (Loss) Income	$(32,224)	$27,199	$(36,623)	$29,066

Basic (Loss) Earnings Per Share	$(0.78)	$0.66	$(0.89)	$0.70
Weighted average shares outstanding	41,313	41,411	41,326	41,407

Diluted (Loss) Earnings Per Share	$(0.78)	$0.66	$(0.89)	$0.70
Weighted average shares outstanding	41,346	41,431	41,361	41,430

Major NASCAR-sanctioned Events Held During Period	8	8	12	12

Certain Race Schedule Changes:

•

AMS held one NASCAR Sprint Cup and one Xfinity Series racing event in the first quarter 2015 that were held in the third quarter 2014, and one NASCAR Camping World Truck Series racing event (same day as the Xfinity event) in the first quarter 2015 that was not held in 2014

•	BMS held one NASCAR Sprint Cup and one Xfinity Series racing event in the second quarter 2015 that were held in the first quarter 2014
•	CMS held one major NHRA racing event in the first quarter 2015 that was held in the second quarter 2014
•	KyS held one NASCAR Sprint Cup, one Xfinity and one Camping World Truck Series racing event in the second quarter 2014 that are being held in the third quarter 2015
•	LVMS held one major NHRA racing event in the second quarter 2015 that was held in the first quarter 2014

BALANCE SHEET DATA	6/30/2015	12/31/2014

Cash and cash equivalents	$98,096	$110,046
Total current assets	177,820	189,224
Property and equipment, net	1,040,059	1,052,153
Goodwill and other intangible assets, net	345,753	444,621
Total assets	1,595,381	1,718,267

Deferred race event and other income, net	66,363	55,209
Total current liabilities	130,211	105,631
Credit facility borrowings (all term loan)	148,125	150,000
Total long-term debt	348,860	404,817
Total liabilities	816,224	887,122
Total stockholders' equity	779,157	831,145